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CUSIP No. 929160-10-9                 13G                     Page 1 of 10 pages


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                      (Amendment No.         18        )*
                                     ------------------


                            VULCAN MATERIALS COMPANY
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                  929160-10-9
                                  -----------
                                 (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
   Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 929160-10-9                 13G                     Page 2 of 10 pages


1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              AmSouth Bancorporation
              No. 63-0591257
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                       (a) [_]
                                       (b) [_]
--------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware
--------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                       -0-
NUMBER OF               --------------------------------------------------------
SHARES                  6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                               3,345,918
EACH                    --------------------------------------------------------
REPORTING               7  SOLE DISPOSITIVE POWER
PERSON
WITH                                   -0-
                        --------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                       2,876,473
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       3,358,718

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       9.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      HC
--------------------------------------------------------------------------------
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CUSIP No. 929160-10-9                 13G                     Page 3 of 10 pages


1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            AmSouth Bank of Alabama
            No. 63-0073530
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                        (a) [_]
                                        (b) [_]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Alabama
--------------------------------------------------------------------------------
                        5  SOLE VOTING POWER

                                        -0-
NUMBER OF               --------------------------------------------------------
SHARES                  6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                3,339,718
EACH                    --------------------------------------------------------
REPORTING               7  SOLE DISPOSITIVE POWER
PERSON
WITH                                    -0-
                        --------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                        2,872,873
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        3,352,518
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        9.7%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       BK
--------------------------------------------------------------------------------
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CUSIP No. 929160-10-9                 13G                     Page 4 of 10 pages


                                AMENDMENT NO. 18
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                             AMSOUTH BANCORPORATION
                                      AND
                            AMSOUTH BANK OF ALABAMA

              Report for the Calendar Year Ended December 31, 1996

   Item 1(a)  Name of Issuer:
   ---------

              Vulcan Materials Corporation

   Item 1(b)  Address of Issuer's Principal Executive Offices:
   ---------

              One Metroplex Drive
              Birmingham, Alabama  35209

   Item 2(a)  Name of Persons Filing:
   ---------

              AmSouth Bancorporation
              AmSouth Bank of Alabama

   Item 2(b)  Address of Principal Business Office:
   ---------

              AmSouth Bancorporation
                  1400 AmSouth/Sonat Tower
                  Birmingham, Alabama  35203

              AmSouth Bank of Alabama
                  AmSouth/Sonat Tower
                  Birmingham, Alabama  35203


   Item 2(c)  Citizenship:
   ---------

              AmSouth Bancorporation is a Delaware corporation. AmSouth Bank of Alabama is a bank organized under the laws of the State of Alabama.

   Item 2(d)  Title of Class of Securities:
   ---------

              Common stock

   Item 2(e)  CUSIP Number:  929160-10-9
   ---------

   Item 3     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
   ------     check whether the person filing is a:


              (a) [_]  Broker or Dealer registered under Section 15 of the Act
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CUSIP No. 929160-10-9                 13G                     Page 5 of 10 Pages


              (b) [X]   Bank as defined in Section 3(a)(6) of the Act

              (c) [_]   Insurance Company as defined in Section 3(a)(19) of the
                        Act

              (d) [_] Investment Company registered under Section 8 of the Investment Company Act

              (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

              (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

              (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

              (h) [_]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


   Item 4     Ownership
   ------

              (a) Amount Beneficially Owned:

                        AmSouth Bancorporation:    3,358,718
                        AmSouth Bank of Alabama:   3,352,518

              (b) Percent of Class:

                        AmSouth Bancorporation:   9.7%
                        AmSouth Bank of Alabama:  9.7%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                                 -0-

                  (ii)  shared power to vote or direct the vote:

                        AmSouth Bancorporation:   3,345,918
                        AmSouth Bank of Alabama:  3,339,718

                  (iii) sole power to dispose of or  to direct the
                        disposition of:

                                 -0-

                  (iv) shared power to dispose of or to direct the disposition of:

                        AmSouth Bancorporation:  2,876,473
                        AmSouth Bank of Alabama: 2,872,873
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CUSIP No. 929160-10-9                 13G                     Page 6 of 10 Pages


               Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank of Alabama is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

   Item 5      Ownership of Five Percent or Less of a Class
   ------

               Not applicable

   Item 6      Ownership of More than Five Percent on Behalf of Another Person
   ------

               All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiaries, AmSouth Bank of Alabama, AmSouth Bank of Florida or AmSouth Bank of Tennessee, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

   Item 7      Identification and Classification of the Subsidiary Which
   ------      Acquired the Security Being Reported on by the Parent Holding
               Company

               See Exhibit 1.

   Item 8      Identification and Classification of Members of the Group
   ------

               Not applicable.

   Item 9      Notice of Dissolution of Group
   ------

               Not applicable.

   Item 10     Certification
   -------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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CUSIP No. 929160-10-9                 13G                     Page 7 of 10 Pages


     Signatures:
     -----------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     February 14, 1997
     -----------------
     Date

     AMSOUTH BANCORPORATION



     By:   /s/ Carl L. Gorday
          ---------------------
          Signature

     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title
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CUSIP No. 929160-10-9                 13G                     Page 8 of 10 pages


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



     February 14, 1997
     ------------------------
     Date



     AMSOUTH BANK OF ALABAMA



     By:  /s/ Carl L. Gorday
         ----------------------
         Signature


     Carl L. Gorday, Vice President
     ------------------------------
     Name/Title